Columbia Financial, Inc. Announces Financial Results
for the Second Quarter Ended June 30, 2023

Fair Lawn, New Jersey (July 26, 2023): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $1.7 million, or $0.02 per basic and diluted share, for the quarter ended June 30, 2023, as compared to net income of $23.0 million, or $0.22 per basic and diluted share, for the quarter ended June 30, 2022. The 2023 quarter was significantly impacted by the previously disclosed $9.6 million loss on the sale of available for sale securities and $1.6 million in severance expense recorded in June 2023, related to a reduction in workforce. Earnings for the quarter ended June 30, 2023 reflected lower net interest income, mainly due to an increase in interest expense, lower non-interest income, and higher non-interest expense, partially offset by a lower provision for credit losses and lower income tax expense. For the quarter ended June 30, 2023, the Company reported core net income of $11.7 million, a decrease of $12.1 million, or 50.7%, compared to core net income of $23.8 million for the quarter ended June 30, 2022.
For the six months ended June 30, 2023, the Company reported net income of $20.4 million, or $0.20 per basic and diluted share, as compared to net income of $43.4 million, or $0.41 per basic and diluted share, for the six months ended June 30, 2022. Earnings for the six months ended June 30, 2023 reflected lower net interest income, mainly due to an increase in interest expense, lower non-interest income, which was primarily due to a $10.8 million loss on the sale of available for sale securities included in the six months ended June 30, 2023, and higher non-interest expense, partially offset by a lower provision for credit losses and a lower income tax expense. For the six months ended June 30, 2023, the Company reported core net income of $31.5 million, a decrease of $14.5 million, or 31.4%, compared to core net income of $46.0 million for the six months ended June 30, 2022.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “The Bank maintains a solid balance sheet, with strong liquidity, asset quality and capital levels. Net income has decreased as there is continued margin compression in the banking industry due to rising funding costs, as the Bank increased deposit rates in order to stabilize funding to support lending operations. During the second quarter, we sold $234.4 million of available for sale securities to reposition our balance sheet and executed various cost cutting strategies, including a reduction in workforce. We also announced our sixth share repurchase program in May 2023, as we remain committed to enhancing shareholder value.”
Results of Operations for the Three Months Ended June 30, 2023 and June 30, 2022
Net income of $1.7 million was recorded for the quarter ended June 30, 2023, a decrease of $21.3 million, or 92.8%, compared to net income of $23.0 million for the quarter ended June 30, 2022. The decrease in net income was primarily attributable to a $15.4 million decrease in net interest income, an $8.2 million decrease in non-interest income, and a $5.9 million increase in non-interest expense, partially offset by a $461,000 decrease in provision for credit losses, and a $7.7 million decrease in income tax expense.
Net interest income was $51.2 million for the quarter ended June 30, 2023, a decrease of $15.4 million, or 23.1%, from $66.5 million for the quarter ended June 30, 2022. The decrease in net interest income was primarily attributable to a $38.4 million increase in interest expense on deposits and borrowings, partially offset by a $23.1 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to multiple federal funds rate increases that occurred over the previous year. The increase in interest expense on deposits was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings since interest rates began rising in March 2022, along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $116,000 for the quarter ended June 30, 2023, compared to $1.5 million for the quarter ended June 30, 2022.
The average yield on loans for the quarter ended June 30, 2023 increased 68 basis points to 4.36%, as compared to 3.68% for the quarter ended June 30, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended June 30, 2023 increased 19 basis points to 2.33%, as compared to 2.14% for the quarter ended June 30, 2022, as a number of adjustable rate securities tied to various indexes repriced higher during the quarter. The average yield on other interest-earning assets for the quarter ended June 30, 2023 increased 415 basis points to 6.08%, as compared to 1.93% for the quarter ended June 30, 2022, due to the rise in average balances and interest rates paid on cash balances and an increase in the dividend rate paid on Federal Home Loan Bank stock.
Total interest expense was $45.0 million for the quarter ended June 30, 2023, an increase of $38.4 million, or 584.7%, from $6.6 million for the quarter ended June 30, 2022. The increase in interest expense was primarily attributable to a 305 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings, coupled with a 159 basis point increase in the average cost of interest-bearing deposits. Interest expense on borrowings increased $14.4 million, or 756.1%, and interest expense on deposits increased $24.1 million, or 515.0%, due to the rise in interest rates as noted above.
The Company's net interest margin for the quarter ended June 30, 2023 decreased 84 basis points to 2.17%, when compared to 3.01% for the quarter ended June 30, 2022. The weighted average yield on interest-earning assets increased 76 basis points to 4.07% for the quarter ended June 30, 2023, as compared to 3.31% for the quarter ended June 30, 2022. The average cost of interest-bearing liabilities increased 202 basis points to 2.42% for the quarter ended June 30, 2023, as compared to 0.40% for the quarter ended June 30, 2022. The increase in yields for the quarter ended June 30, 2023 was due to the impact of multiple federal funds rate increases between periods. The net interest margin decreased for the quarter ended June 30, 2023, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the quarter ended June 30, 2023 was $1.1 million, a decrease of $461,000, from $1.5 million for the quarter ended June 30, 2022. The decrease in provision for credit losses during the quarter was primarily attributable to a decrease in loan loss rates, partially offset by an increase in the outstanding balance of loans.
Non-interest income was $(546,000) for the quarter ended June 30, 2023, a decrease of $8.2 million, or 107.1%, from $7.7 million for the quarter ended June 30, 2022. The decrease was primarily attributable to an increase in the loss on securities transactions of $9.8 million, partially offset by an increase in other non-interest income of $1.9 million, which is primarily related to swap income.
Non-interest expense was $47.6 million for the quarter ended June 30, 2023, an increase of $5.9 million, or 14.1%, from $41.7 million for the quarter ended June 30, 2022. The increase was primarily attributable to an increase in compensation and employee benefits expense of $3.6 million, an increase in federal deposit insurance premiums of $1.1 million, due to an increase in the assessment rate imposed by the FDIC effective January 1, 2023, and an increase in other non-interest expense of $922,000, partially offset by a decrease in merger-related expenses of $1.1 million. The increase in compensation and employee benefits expense was due to normal annual increases in employee related compensation, as well as $1.6 million in severance expenses recorded in June 2023 as a result of a workforce reduction. The increase in other non-interest expense was primarily related to a decrease in the pension plan related expense benefit.
Income tax expense was $257,000 for the quarter ended June 30, 2023, a decrease of $7.7 million, as compared to $8.0 million for the quarter ended June 30, 2022, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 13.4% and 25.7% for the quarters ended June 30, 2023 and 2022, respectively. The annual effective tax rate for the 2023 period was primarily impacted by lower net interest income and the loss on the sale of securities.
Results of Operations for the Six Months Ended June 30, 2023 and June 30, 2022
Net income of $20.4 million was recorded for the six months ended June 30, 2023, a decrease of $23.0 million, or 53.0%, compared to net income of $43.4 million for the six months ended June 30, 2022. The decrease in net income was primarily attributable to a $17.2 million decrease in net interest income, a $7.2 million decrease in non-interest income, and a $9.0 million increase in non-interest expense, partially offset by a $1.7 million decrease in provision for credit losses, and an $8.7 million decrease in income tax expense.
Net interest income was $112.0 million for the six months ended June 30, 2023, a decrease of $17.2 million, or 13.3%, from $129.2 million for the six months ended June 30, 2022. The decrease in net interest income was primarily attributable to a $64.4 million increase in interest expense on deposits and borrowings, partially offset by a $47.2 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to the rise in interest rates in 2022 and 2023. The increase in interest expense on deposits and borrowings was driven by an increase in the average balance of deposits and borrowings coupled with an increase in the cost of deposits and borrowings. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings due to multiple federal funds rate increases that occurred over the previous year, along with an increase in the balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $315,000 for the six months ended June 30, 2023, compared to $2.8 million for the six months ended June 30, 2022.
The average yield on loans for the six months ended June 30, 2023 increased 65 basis points to 4.30%, as compared to 3.65% for the six months ended June 30, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the six months ended June 30, 2023 increased 27 basis points to 2.44%, as compared to 2.17% for the six months ended June 30, 2022, as a number of adjustable rate securities tied to various indexes repriced higher during the year. The average yield on other interest-earning assets for the six months ended June 30, 2023 increased 293 basis points to 5.26%, as compared to 2.33% for the six months ended June 30, 2022, due to the rise in average balances and interest rates, as noted above.
Total interest expense was $77.0 million for the six months ended June 30, 2023, an increase of $64.4 million, or 512.1%, from $12.6 million for the six months ended June 30, 2022. The increase in interest expense was primarily attributable to a 316 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings, coupled with a 120 basis point increase in the average cost of interest-bearing deposits and an increase in the average balance of deposits. Interest expense on borrowings increased $28.0 million, or 868.1%, and interest expense on deposits increased $36.5 million, or 389.6%, due to the rise in interest rates as noted above.
The Company's net interest margin for the six months ended June 30, 2023 decreased 63 basis points to 2.37%, when compared to 3.00% for the six months ended June 30, 2022. The weighted average yield on interest-earning assets increased 71 basis points to 4.00% for the six months ended June 30, 2023, as compared to 3.29% for the six months ended June 30, 2022. The average cost of interest-bearing liabilities increased 169 basis points to 2.08% for the six months ended June 30, 2023, as compared to 0.39% for the six months ended June 30, 2022. The increase in yields for the six months ended June 30, 2023 was due to the impact of multiple federal funds rate increases between periods. The net interest margin decreased for the six months ended June 30, 2023, as the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the six months ended June 30, 2023 was $1.3 million, a decrease of $1.7 million, from $3.0 million for the six months ended June 30, 2022. The decrease in provision for credit losses during the six months was primarily attributable to a decrease in loan loss rates, partially offset by an increase in the outstanding balance of loans.
Non-interest income was $7.5 million for the six months ended June 30, 2023, a decrease of $7.2 million, or 48.8%, from $14.7 million for the quarter ended June 30, 2022. The decrease was primarily attributable to an increase in the loss on securities transactions of $11.1 million, partially offset by an increase in other non-interest income of $3.2 million, which is primarily related to swap income.
Non-interest expense was $91.5 million for the six months ended June 30, 2023, an increase of $9.0 million, or 11.0%, from $82.5 million for the six months ended June 30, 2022. The increase was primarily attributable to an increase in compensation and employee benefits expense of $8.7 million, an increase in federal deposit insurance premiums of $1.1 million, due to an increase in the assessment rate imposed by the FDIC effective January 1, 2023, and an increase in data processing and software expenses of $1.1 million, partially offset by a decrease in merger-related expenses of $1.2 million, and a decrease in other non-interest expense of $2.0 million. The increase in compensation and employee benefits expense for the 2023 period was due to normal annual increases in employee related compensation, increased staff levels due to the May 2022 merger with RSI Bank, and severance expense recorded in June 2023 as a result of a workforce reduction. The decrease in other non-interest expense was primarily related to non-recurring litigation settlements included in the 2022 period, and the decrease in expenses related to swap transactions, partially offset by a decrease in the pension plan related expense benefit.
Income tax expense was $6.4 million for the six months ended June 30, 2023, a decrease of $8.7 million, as compared to $15.1 million for the six months ended June 30, 2022, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 23.9% and 25.8% for the six months ended June 30, 2023 and 2022, respectively.

Balance Sheet Summary
Total assets decreased $322.9 million, or 3.1%, to $10.1 billion at June 30, 2023 from $10.4 billion at December 31, 2022. The decrease in total assets was primarily attributable to a decrease in cash and cash equivalents of $85.8 million, and a decrease in debt securities available for sale of $331.2 million, partially offset by an increase in loans receivable, net, of $82.2 million and an increase in other assets of $11.8 million.
Cash and cash equivalents decreased $85.8 million, or 47.8%, to $93.5 million at June 30, 2023 from $179.2 million at December 31, 2022. The decrease was primarily attributable to a decrease in total deposits of $287.0 million and $69.3 million in repurchases of common stock under our stock repurchase program, partially offset by $277.0 million in proceeds from the sale of debt securities available for sale.
Debt securities available for sale decreased $331.2 million, or 24.9%, to $997.5 million at June 30, 2023 from $1.3 billion at December 31, 2022. The decrease was attributable to sales of securities of $277.0 million which resulted in a realized loss of $10.8 million, and repayments on securities of $53.4 million, which was partially offset by a decrease in the gross unrealized loss of $11.1 million. The Bank sold U.S. government obligations at a weighted average rate of 2.36%, and mortgage-backed securities at a weighted average rate of 3.26% during the 2023 period.
Loans receivable, net, increased $82.2 million, or 1.1%, to $7.7 billion at June 30, 2023 from $7.6 billion at December 31, 2022. Multifamily real estate loans, construction loans and commercial business loans increased $137.8 million, $42.4 million, and $8.1 million, respectively, partially offset by a decrease in one-to-four family real estate loans, commercial real estate loans, and home equity loans and advances of $70.9 million, $26.5 million, and $5.0 million, respectively. The allowance for credit losses on loans increased $653,000 to $53.5 million at June 30, 2023 from $52.8 million at December 31, 2022. During the six months ended June 30, 2023, the increase in the allowance for credit losses was primarily due to an increase in the outstanding balance of loans, partially offset by a decrease in loan loss rates.
Other assets increased $11.8 million, or 4.2%, to $296.6 million at June 30, 2023 from $284.8 million at December 31, 2022, primarily due to a $10.5 million increase in the Company's pension plan balance, as the return on plan assets outpaced the growth in the plan’s obligations.
Total liabilities decreased $292.1 million, or 3.1%, to $9.1 billion at June 30, 2023 from $9.4 billion at December 31, 2022. The decrease was primarily attributable to a decrease in total deposits of $287.0 million, or 3.6%, and a decrease in borrowings of $6.8 million, or 0.6%. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits, and savings and club deposits of $296.3 million, $528.1 million, and $130.7 million, respectively, partially offset by increases in money market accounts of $366.8 million and certificates of deposit of $301.3 million. The Bank has priced select money market and certificates of deposit accounts very competitively to the market, but there continues to be fierce competition for funds from other banks and non-bank investment products. The $6.8 million decrease in borrowings was primarily driven by a net decrease in short-term borrowings of $256.6 million, partially offset by an increase in long-term borrowings of $249.8 million.
Total stockholders’ equity decreased $30.8 million, or 2.9%, to $1.0 billion at June 30, 2023 from $1.1 billion at December 31, 2022. The decrease in equity was primarily attributable to the repurchase of 1,207,100 shares of common stock at a cost of approximately $69.3 million, or $19.33 per share, under our stock repurchase program, partially offset by net income of $20.4 million, and a decrease of $8.5 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income.
Asset Quality
The Company's non-performing loans at June 30, 2023 totaled $11.1 million, or 0.14% of total gross loans, as compared to $6.7 million, or 0.09% of total gross loans, at December 31, 2022. The $4.4 million increase in non-performing loans was primarily attributable to an increase in non-performing commercial business loans of $2.3 million, an increase in non-performing one-to-four family real estate loans of $1.3 million, and an increase in non-performing commercial real estate loans of $852,000. The increase in non-performing commercial business loans was due to an increase in the number of loans from three non-performing loans at December 31, 2022 to eight loans at June 30, 2023. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 12 non-performing loans at December 31, 2022 to 16 loans at June 30, 2023. The increase in non-performing commercial real estate loans was due to the addition of one loan from December 31, 2022 to June 30, 2023. Non-performing assets as a percentage of total assets totaled 0.11% and 0.06% at June 30, 2023 and December 31, 2022, respectively.
For the quarter ended June 30, 2023, net charge-offs totaled $495,000, as compared to $105,000 in net recoveries recorded for the quarter ended June 30, 2022. For the six months ended June 30, 2023, net charge-offs totaled $600,000, as compared to $216,000 in net recoveries recorded for the six months ended June 30, 2022.
The Company's allowance for credit losses on loans was $53.5 million, or 0.69% of total gross loans, at June 30, 2023, compared to $52.8 million, or 0.69% of total gross loans, at December 31, 2022. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans, partially offset by a decrease in loan loss rates.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 67 branches. With over 213,000 accounts, the average deposit account balance was approximately $36,000 at June 30, 2023. The Company had uninsured deposits (excluding municipal deposits of $762.0 million , which are collateralized, and $3.6 billion of intercompany deposits) totaling $1.9 billion, or 24.1% of total deposits at June 30, 2023, down from $2.1 billion, or 27.7% of total deposits at March 31, 2023.

Deposit balances are summarized as follows:

	At June 30, 2023		At March 31, 2023
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,509,852	—%	$1,583,329	—%
Interest-bearing demand	2,064,803	1.51	2,260,240	1.06
Money market accounts	1,085,317	2.80	896,336	2.27
Savings and club deposits	782,996	0.24	850,777	0.10
Certificates of deposit	2,271,188	2.91	2,083,519	2.32
Total deposits	$7,714,156	1.68%	$7,674,201	1.22%

The Company continues to maintain strong liquidity and capital positions. The Company has not utilized the Federal Reserve’s Bank Term Funding Program and had no outstanding borrowings from the Federal Reserve Discount Window at June 30, 2023. The Company had immediate access to $3.6 billion of funding with additional unpledged loan collateral available to pledge in excess of $2.1 billion at June 30, 2023. Available sources of liquidity include but are not limited to:

•Cash and cash equivalents of $93.5 million;
•Borrowing capacity based on unencumbered collateral pledged at the FHLB totaling $1.3 billion;
•Borrowing capacity based on unencumbered collateral pledged at the Federal Reserve Bank totaling $1.9 billion;
•Available correspondent lines of credit of $384.0 million with various third parties; and
•Unpledged loan collateral available to pledge in excess of $2.1 billion.

At June 30, 2023, the Company's non-performing commercial real estate loans totaled $3.7 million, or 0.05% of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At June 30, 2023
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,376,999	17.9%	61.9%	1.64x

Owner Occupied Commercial Real Estate	$509,133	6.6%	51.4%	2.16x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$497,106	6.4%	53.1%	1.51x
Mixed Use	317,189	4.1	59.1	1.63
Industrial / Warehouse	384,893	5.0	52.4	1.66
Non-Medical Office	227,950	3.0	52.5	1.58
Medical Office	141,895	1.8	59.5	1.70
Single Purpose	74,430	1.0	59.4	2.23
Other	234,300	3.0	50.6	1.68
Total	$1,877,763	24.4%	54.3%	1.63x

Total Multifamily and Commercial Real Estate Loans	$3,763,895	48.8%	56.7%	1.70x

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, such as the recent COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2023	2022
Assets	(Unaudited)
Cash and due from banks	$93,368	$179,097
Short-term investments	107	131
Total cash and cash equivalents	93,475	179,228

Debt securities available for sale, at fair value	997,459	1,328,634
Debt securities held to maturity, at amortized cost (fair value of $364,111, and $370,391 at June 30, 2023 and December 31, 2022, respectively)	415,333	421,523
Equity securities, at fair value	3,714	3,384
Federal Home Loan Bank stock	61,277	58,114

Loans receivable	7,760,436	7,677,564
Less: allowance for credit losses	53,456	52,803
Loans receivable, net	7,706,980	7,624,761

Accrued interest receivable	35,159	33,898
Office properties and equipment, net	82,843	83,877
Bank-owned life insurance	267,905	264,854
Goodwill and intangible assets	124,538	125,142
Other assets	296,592	284,754
Total assets	$10,085,275	$10,408,169

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,714,156	$8,001,159
Borrowings	1,120,260	1,127,047
Advance payments by borrowers for taxes and insurance	48,176	45,460
Accrued expenses and other liabilities	179,895	180,908
Total liabilities	9,062,487	9,354,574

Stockholders' equity:
Total stockholders' equity	1,022,788	1,053,595
Total liabilities and stockholders' equity	$10,085,275	$10,408,169

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$84,188	$61,927	$164,478	$118,884
Debt securities available for sale and equity securities	6,445	8,419	14,896	17,307
Debt securities held to maturity	2,447	2,357	4,904	4,783
Federal funds and interest-earning deposits	1,801	77	2,613	94
Federal Home Loan Bank stock dividends	1,262	298	2,132	745
Total interest income	96,143	73,078	189,023	141,813
Interest expense:
Deposits	28,727	4,671	45,815	9,358
Borrowings	16,265	1,900	31,193	3,222
Total interest expense	44,992	6,571	77,008	12,580

Net interest income	51,151	66,507	112,015	129,233

Provision for credit losses	1,078	1,539	1,253	2,998

Net interest income after provision for credit losses	50,073	64,968	110,762	126,235

Non-interest income:
Demand deposit account fees	1,291	1,449	2,467	2,619
Bank-owned life insurance	1,675	2,139	3,656	3,868
Title insurance fees	624	1,035	1,211	1,992
Loan fees and service charges	1,325	856	2,397	1,496
(Loss) gain on securities transactions	(9,552)	210	(10,847)	210
Change in fair value of equity securities	162	(147)	330	(68)
(Loss) gain on sale of loans	(128)	—	663	110
Other non-interest income	4,057	2,127	7,651	4,483
Total non-interest income	(546)	7,669	7,528	14,710

Non-interest expense:
Compensation and employee benefits	32,460	28,871	63,618	54,870
Occupancy	5,738	5,436	11,492	10,865
Federal deposit insurance premiums	1,734	630	2,423	1,277
Advertising	786	795	1,473	1,444
Professional fees	2,376	1,839	4,251	3,593
Data processing and software expenses	3,601	3,099	7,426	6,366
Merger-related expenses	266	1,327	266	1,478
Other non-interest expense, net	645	(277)	559	2,576
Total non-interest expense	47,606	41,720	91,508	82,469

Income before income tax expense	1,921	30,917	26,782	58,476

Income tax expense	257	7,958	6,395	15,113

Net income	$1,664	$22,959	$20,387	$43,363

Earnings per share-basic	$0.02	$0.22	$0.20	$0.41
Earnings per share-diluted	$0.02	$0.22	$0.20	$0.41
Weighted average shares outstanding-basic	102,409,035	106,204,230	103,514,169	104,684,765
Weighted average shares outstanding-diluted	102,517,584	106,750,557	103,835,235	105,246,304

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,736,029	$84,188	4.36%	$6,754,749	$61,928	3.68%
Securities	1,527,722	8,892	2.33%	2,022,536	10,775	2.14%
Other interest-earning assets	202,076	3,063	6.08%	77,821	375	1.93%
Total interest-earning assets	9,465,827	96,143	4.07%	8,855,106	73,078	3.31%
Non-interest-earning assets	835,995			781,393
Total assets	$10,301,822			$9,636,499

Interest-bearing liabilities:
Interest-bearing demand	$2,190,005	$8,486	1.55%	$2,658,584	$1,643	0.25%
Money market accounts	890,556	5,313	2.39%	698,526	372	0.21%
Savings and club deposits	813,904	479	0.24%	945,892	117	0.05%
Certificates of deposit	2,184,915	14,449	2.65%	1,808,215	2,539	0.56%
Total interest-bearing deposits	6,079,380	28,727	1.90%	6,111,217	4,671	0.31%
FHLB advances	1,344,006	15,808	4.72%	419,884	1,500	1.43%
Notes payable	30,621	307	4.02%	29,859	322	4.33%
Junior subordinated debentures	7,377	150	8.16%	7,628	78	4.10%
Total borrowings	1,382,004	16,265	4.72%	457,371	1,900	1.67%
Total interest-bearing liabilities	7,461,384	$44,992	2.42%	6,568,588	$6,571	0.40%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,539,808			1,784,991
Other non-interest-bearing liabilities	214,300			201,355
Total liabilities	9,215,492			8,554,934
Total stockholders' equity	1,086,330			1,081,565
Total liabilities and stockholders' equity	$10,301,822			$9,636,499

Net interest income		$51,151			$66,507
Interest rate spread			1.65%			2.91%
Net interest-earning assets	$2,004,443			$2,286,518
Net interest margin			2.17%			3.01%
Ratio of interest-earning assets to interest-bearing liabilities	126.86%			134.81%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,705,680	$164,478	4.30%	$6,568,899	$118,884	3.65%
Securities	1,637,121	19,800	2.44%	2,051,975	22,090	2.17%
Other interest-earning assets	181,934	4,745	5.26%	72,475	839	2.33%
Total interest-earning assets	9,524,735	189,023	4.00%	8,693,349	141,813	3.29%
Non-interest-earning assets	831,020			743,419
Total assets	$10,355,755			$9,436,768

Interest-bearing liabilities:
Interest-bearing demand	$2,341,814	$14,503	1.25%	$2,659,329	$3,263	0.25%
Money market accounts	815,859	7,570	1.87%	677,400	696	0.21%
Savings and club deposits	850,711	693	0.16%	891,376	226	0.05%
Certificates of deposit	2,099,296	23,049	2.21%	1,779,658	5,173	0.59%
Total interest-bearing deposits	6,107,680	45,815	1.51%	6,007,763	9,358	0.31%
FHLB advances	1,311,640	30,298	4.66%	394,307	2,495	1.28%
Notes payable	30,261	599	3.99%	29,852	587	3.97%
Junior subordinated debentures	7,408	296	8.06%	7,674	140	3.68%
Total borrowings	1,349,309	31,193	4.66%	431,833	3,222	1.50%
Total interest-bearing liabilities	7,456,989	$77,008	2.08%	6,439,596	$12,580	0.39%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,609,994			1,729,657
Other non-interest-bearing liabilities	217,933			191,549
Total liabilities	9,284,916			8,360,802
Total stockholders' equity	1,070,839			1,075,966
Total liabilities and stockholders' equity	$10,355,755			$9,436,768

Net interest income		$112,015			$129,233
Interest rate spread			1.92%			2.90%
Net interest-earning assets	$2,067,746			$2,253,753
Net interest margin			2.37%			3.00%
Ratio of interest-earning assets to interest-bearing liabilities	127.73%			135.00%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Yield on interest-earning assets:
Loans	4.36%	4.24%	4.05%	3.80%	3.68%
Securities	2.33	2.53	2.45	2.27	2.14
Other interest-earning assets	6.08	4.22	4.00	2.68	1.93
Total interest-earning assets	4.07%	3.93%	3.75%	3.47%	3.31%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.90%	1.13%	0.73%	0.44%	0.31%
Total borrowings	4.72	4.60	3.69	2.47	1.67
Total interest-bearing liabilities	2.42%	1.74%	1.09%	0.62%	0.40%

Interest rate spread	1.65%	2.19%	2.66%	2.85%	2.91%
Net interest margin	2.17%	2.58%	2.91%	3.01%	3.01%

Ratio of interest-earning assets to interest-bearing liabilities	126.86%	128.60%	130.79%	132.57%	134.81%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	QUARTERLY FINANCIAL RATIOS
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.06%	0.73%	0.86%	0.84%	0.96%
Core return on average assets	0.46%	0.77%	0.87%	0.91%	0.99%
Return on average equity	0.61%	7.20%	8.42%	7.70%	8.51%
Core return on average equity	4.29%	7.59%	8.52%	8.35%	8.82%
Core return on average tangible equity	4.89%	8.61%	9.70%	9.49%	9.88%
Interest rate spread	1.65%	2.19%	2.66%	2.85%	2.91%
Net interest margin	2.17%	2.58%	2.91%	3.01%	3.01%
Non-interest income to average assets	(0.02)%	0.31%	0.29%	0.33%	0.32%
Non-interest expense to average assets	1.85%	1.71%	1.74%	1.91%	1.74%
Efficiency ratio	94.07%	63.68%	58.63%	61.88%	56.24%
Core efficiency ratio	81.01%	62.35%	58.26%	58.43%	54.65%
Average interest-earning assets to average interest-bearing liabilities	126.86%	128.60%	130.79%	132.57%	134.81%
Net charge-offs (recoveries) to average outstanding loans	0.03%	0.01%	—%	0.01%	(0.01)%

(1) Ratios are annualized when appropriate.

ASSET QUALITY DATA:
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(Dollars in thousands)

Non-accrual loans	$11,091	$6,610	$6,721	$6,996	$4,525
90+ and still accruing	—	—	—	—	—
Non-performing loans	11,091	6,610	6,721	6,996	4,525
Real estate owned	—	—	—	—	—
Total non-performing assets	$11,091	$6,610	$6,721	$6,996	$4,525

Non-performing loans to total gross loans	0.14%	0.09%	0.09%	0.10%	0.07%
Non-performing assets to total assets	0.11%	0.06%	0.06%	0.07%	0.05%
Allowance for credit losses on loans ("ACL")	$53,456	$52,873	$52,803	$51,891	$50,583
ACL to total non-performing loans	481.98%	799.89%	785.64%	741.72%	1,117.86%
ACL to gross loans	0.69%	0.68%	0.69%	0.71%	0.73%
Unamortized purchase accounting fair value credit marks on acquired loans	$2,397	$3,173	$4,025	$4,927	$5,896

LOAN DATA:
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
	(In thousands)
Real estate loans:
One-to-four family	$2,789,269	$2,860,964	$2,860,184	$2,706,114	$2,511,715
Multifamily	1,376,999	1,315,143	1,239,207	1,142,459	1,077,459
Commercial real estate	2,386,896	2,393,918	2,413,394	2,354,786	2,306,683
Construction	378,988	374,434	336,553	289,650	276,710
Commercial business loans	505,524	516,682	497,469	497,478	474,145
Consumer loans:
Home equity loans and advances	269,310	271,620	274,302	279,824	281,590
Other consumer loans	2,552	2,322	3,425	2,214	2,131
Total gross loans	7,709,538	7,735,083	7,624,534	7,272,525	6,930,433
Purchased credit deteriorated ("PCD") loans	16,107	16,245	17,059	19,771	21,353
Net deferred loan costs, fees and purchased premiums and discounts	34,791	35,744	35,971	33,927	31,010
Allowance for credit losses	(53,456)	(52,873)	(52,803)	(51,891)	(50,583)
Loans receivable, net	$7,706,980	$7,734,199	$7,624,761	$7,274,332	$6,932,213

CAPITAL RATIOS:
	June 30,	December 31,
	2023 (1)	2022
Company:
Total capital (to risk-weighted assets)	14.06%	15.39%
Tier 1 capital (to risk-weighted assets)	13.30%	14.59%
Common equity tier 1 capital (to risk-weighted assets)	13.21%	14.49%
Tier 1 capital (to adjusted total assets)	10.16%	10.68%

Columbia Bank:
Total capital (to risk-weighted assets)	13.80%	14.12%
Tier 1 capital (to risk-weighted assets)	13.00%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.00%	13.32%
Tier 1 capital (to adjusted total assets)	9.49%	9.74%

Freehold Bank:
Total capital (to risk-weighted assets)	22.60%	22.92%
Tier 1 capital (to risk-weighted assets)	21.91%	22.19%
Common equity tier 1 capital (to risk-weighted assets)	21.91%	22.19%
Tier 1 capital (to adjusted total assets)	15.33%	15.19%

(1) Estimated ratios at June 30, 2023

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2023	2022
	(Dollars in thousands)

Total stockholders' equity	$1,022,788	$1,053,595
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(12,311)	(13,505)
Total tangible stockholders' equity	$899,762	$929,375

Shares outstanding	105,598,742	108,970,476

Book value per share	$9.69	$9.67
Tangible book value per share	$8.52	$8.53

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)

Net income	$1,664	$22,959	$20,387	$43,363
Add/Less: loss (gain) on securities transactions, net of tax	8,274	(156)	9,249	(156)
Add: severance expense from reduction in workforce, net of tax	1,390	—	1,390	—
Add: merger-related expenses, net of tax	230	1,022	230	1,144
Add/Less: litigation expense (credit), net of tax	181	(46)	262	1,598
Add: branch closure expense, net of tax	—	27	—	27
Core net income	$11,739	$23,806	$31,518	$45,976

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Net income	$1,664	$22,959	$20,387	$43,363

Average assets	$10,301,822	$9,636,499	$10,355,755	$9,436,768

Return on average assets	0.06%	0.96%	0.40%	0.93%

Core net income	$11,739	$23,806	$31,518	$45,976

Core return on average assets	0.46%	0.99%	0.61%	0.98%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,086,330	$1,081,565	$1,070,839	$1,075,966
Add/Less: loss (gain) on securities transactions, net of tax	8,274	(156)	9,249	(156)
Add: severance expense from reduction in workforce, net of tax	1,390	—	1,390	—
Add: merger-related expenses, net of tax	230	1,022	230	1,144
Add: litigation expenses (credit), net of tax	181	(46)	262	1,598
Add: branch closure expense, net of tax	—	27	—	27
Core average stockholders' equity	$1,096,405	$1,082,412	$1,081,970	$1,078,579

Return on average equity	0.61%	8.51%	3.84%	8.13%

Core return on core average equity	4.29%	8.82%	5.87%	8.60%

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,086,330	$1,081,565	$1,070,839	$1,075,966
Less: average goodwill	(110,715)	(103,776)	(110,715)	(94,601)
Less: average core deposit intangible	(12,694)	(11,720)	(12,989)	(8,442)
Total average tangible stockholders' equity	$962,921	$966,069	$947,135	$972,923

Core return on average tangible equity	4.89%	9.88%	6.71%	9.53%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands)

Net interest income	$51,151	$66,507	$112,015	$129,233
Non-interest income	(546)	7,669	7,528	14,710
Total income	$50,605	$74,176	$119,543	$143,943

Non-interest expense	$47,606	$41,720	$91,508	$82,469

Efficiency ratio	94.07%	56.24%	76.55%	57.29%

Non-interest income	$(546)	$7,669	$7,528	$14,710
Add/Less: loss (gain) on securities transactions	9,552	(210)	10,847	(210)
Core non-interest income	$9,006	$7,459	$18,375	$14,500

Non-interest expense	$47,606	$41,720	$91,508	$82,469
Less: severance expense from reduction in workforce	1,605	—	1,605	—
Less: merger-related expenses	(266)	(1,327)	(266)	(1,478)
Less/Add: litigation (expense)credit	(209)	62	(317)	(2,158)
Less: branch closure expense	—	(36)	—	(36)
Core non-interest expense	$48,736	$40,419	$92,530	$78,797

Core efficiency ratio	81.01%	54.65%	70.96%	54.82%